Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

Medical Technology Systems, Inc.	Porter, LeVay & Rose, Inc.
Michael P. Conroy, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 464	Margarerit C. Drgos, Media Relations
Fax: 727-540-0547	Phone: 212-564-4700
ir@mtsp.com	Fax: 212-244-3075
plrmail@plrinvest.com

MTS MEDICATION TECHNOLOGIES YEAR-END REVENUE INCREASES 17% TO $34.4 MILLION

OPERATING PROFIT GREW 7.5%
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS ROSE 32%
AND EPS UP 11.5%

Clearwater, Fla. – June 16, 2004 — MTS Medication Technologies (AMEX:MPP) today announced results for the fourth quarter and the fiscal year that ended March 31, 2004.

For the fiscal year, revenue increased 17% to $34.4 million from $29.4 million in the prior year. Year-end net income available to common shareholders increased 32.0% to $1,760,000, or $.29 per diluted common share, compared with $1,333,000, or $.26 per diluted common share, in the prior year. The number of shares outstanding for purposes of computing the fully diluted earnings per share increased by 17% in this fiscal year compared with the prior year.

Gross margin percentage for the fiscal year decreased to 39.1% compared with 39.5% the prior year. OnDemand® machine sales comprised a larger portion of the total revenue compared with the prior year and the product margin on the OnDemand machine is less than the product margin realized on disposable products. In addition, overhead costs related to the OnDemand machine increased in this fiscal year compared with the prior year. Management believes the decline in gross margin percentage is primarily due to the above factors.

SG&A expenses for the fiscal year, as a percentage of revenue, increased to 21.7% compared with 21.5% the prior year. SG&A expenses for the fiscal year increased 18.1% to $7,473,000 compared with $6,330,000 the prior year. SG&A expenses increased primarily because of higher marketing expenditures, OnDemand machine support costs, UK operating expenses and administrative personnel related costs associated with the increase in operating activities.

Operating profit for the fiscal year rose 7.5% to $4,633,000 from $4,308,000 the prior year. Operating profit increased primarily due to higher gross profit realized as a result of increased revenue.

Revenue for the fourth quarter increased 21% to $9.8 million from $8.1 million in the prior year’s fourth quarter. Net income available to common stockholders in the fourth quarter was $418,000, or $0.07 per diluted common share, compared with $643,000 or $.12 per diluted common share, in the prior year’s fourth quarter. The number of shares outstanding for purposes of computing the fully diluted earnings per share increased by 18% in this fiscal year compared with the prior year.

Gross margin percentage for the fourth quarter decreased to 38.3% compared with 40.4% the prior year. The decline in gross margin resulted primarily from increased overhead costs related to the production of OnDemand machines in the fourth quarter of the 2004 fiscal year compared with the prior year.

SG&A expenses for the fourth quarter, as a percent of revenue increased to 22.2% compared with 18.5% the prior year. SG&A expenses for the fourth quarter increased 45.2% to $2,172,000 from $1,496,000 the prior year. SG&A expenses increased primarily because of higher marketing expenditures, OnDemand machine support costs, UK operating expenses and administrative personnel related costs associated with the increase in operating activities. In addition, legal and accounting expenses related to the filing of a registration statement with the SEC were incurred during the fourth quarter of this year, and approximately $100,000 in uncollectible accounts receivable were written off to bad debts during the fourth quarter of this year, over and above the provision for doubtful accounts.

Operating profit for the fourth quarter decreased 26.4% to $1,093,000 compared with $1,486,000 the prior year. Operating profit declined in the fourth quarter compared with the previous year primarily due to higher SG&A costs, write offs of uncollectible accounts receivable and obsolete inventory and higher depreciation costs associated with production equipment placed in service during the third quarter.

The diluted earnings per share calculation for the three month period ended March 31, 2004 and 2003 and the year ended March 31, 2004 and 2003 includes the dilutive effect of 2,000 shares of convertible preferred stock, which assumes conversion of the preferred stock using the “if converted” method. Under that method the convertible preferred shares are assumed to be converted to common shares (weighted for the number of days assumed to be outstanding during the period) and dividends associated with the preferred shares are added back to net income available to common stockholders. The diluted earnings per share calculation for the three and 12 months ended March 31, 2003 conformed to the “if converted” calculation used in the three and 12 months ended March 31, 2004.

Todd E. Siegel, President and CEO said, “Although we were optimistic that our results for the fourth quarter and the fiscal year would include revenue from the sale of seven OnDemand machines, we were not able to install one machine that was delivered to a customer prior to year end. As a result, our fourth quarter revenue included the sales of two machines instead of three. However, we were pleased that these two machines were sold to pharmacies that were not previously MTS customers and believe that the OnDemand machine product line continues to be an important ingredient in our long-term growth plans.”

Below are highlights of the fiscal year’s accomplishments.

  MTS accomplished its goal of six OnDemand installations, bringing the total installed base to ten.
  The Company experienced continued revenue growth from disposables while maintaining its disposable product margin and strong cash flow.
  The Company sustained the growth of the business in the United Kingdom, providing for profitable operations while relocating to larger facilities during the fourth quarter.
  Improved cash flow allowed MTS to repay a $2 million term loan six months early while investing in approximately $1.6 million in capital equipment and approximately $350,000 in new product development.
  The recent rebranding to MTS Medication Technologies and the planned relocation of corporate facilities is expected to allow the Company to achieve a more concise marketing message and realize operating efficiencies.
  Language included in the Medicare Prescription Drug, Improvement and Modernization Act of 2003 provides for reimbursement of specialized packaging for pharmacies servicing the long-term care market and other individuals with complex medication regimens.
  MTS has signed a co-marketing agreement with Cardinal Health, Inc. to market the complete line of MTS filling and sealing equipment to certain specified customers.

Siegel continues, “While we recognize the short-term impact of increased operating overhead and SG&A costs, our business plan anticipates taking advantage of the opportunities we have developed. Our business model is not dependent upon acquisitions, but rather new products, new markets and continued expansion of the current product lines to leverage the operating and administrative costs we have added. We are pleased with our accomplishments and the position that we currently have in our industry and believe that the organic growth we have come to expect will continue, and our operating profit will be enhanced as we realize that growth.”

“We previously provided guidance on our expected operating results for fiscal 2005. However the one-time charges associated with the repayment of our subordinated debt and the costs we expect to incur to relocate our facilities, along with our current revenue estimates, have caused us to revise the fiscal 2005 guidance as follows:

	Fiscal 2005	Growth Over
	Estimates	Fiscal 2004

Revenue (in millions)	$41.0	19%
EPS (diluted) Before one-time refinancing charges and relocation costs	$0.47	62%
EPS (diluted) After one-time refinancing charges and relocation costs	$0.31	7%

Siegel concluded, “In summary, we are very pleased with the excellent performance that our management team has delivered during fiscal 2004. We are looking forward to fiscal 2005, as we expect another year of growth in revenue and operating profits, but also a year of transition to a new, more efficient facility and a debt structure that significantly reduces our cost of capital.”

About MTS Medication Technologies
Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication compliance packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves more than 3,000 institutional pharmacies in the long-term care and correctional facility markets, both domestically and internationally.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding the continuing of any trend or any expected increases in sales, profitability and organic growth are forward-looking statements.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. Statements in the Press Release describe factors, among others, that could contribute to or cause such differences. Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, labor disputes, customer rejection of any installed OnDemand machine, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

MEDICAL TECHNOLOGY SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND TWELVE MONTHS ENDED MARCH 31, 2004 AND 2003
(In Thousands; Except Earnings Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,

	2004	2003	2004	2003

Net Sales	$9,771	$8,065	$34,384	$29,385
Costs and Expenses:
Cost of Sales	6,031	4,798	20,936	17,783
Selling, General and Administrative	2,172	1,496	7,473	6,330
Depreciation and Amortization	475	285	1,342	964

Total Costs and Expenses	8,678	6,579	29,751	25,077
Operating Profit	1,093	1,486	4,633	4,308

Other Expenses:
Interest Expense	221	208	851	876
Amortization of:
Financing Costs	65	93	364	271
Original Issue Discount	62	62	248	189

Total Other Expenses	348	363	1,463	1,336

Income Before Taxes	745	1,123	3,170	2,972

Income Tax Expense	272	425	1,190	1,124

Net Income	$473	$698	$1,980	$1,848
Non-Cash Constructive Dividend Related to Beneficial
Conversion Feature of Convertible Preferred Stock	0	0	0	347

Convertible Preferred Stock Dividends	55	55	220	168

Net Income Available to Common Stockholders	$418	$643	$1,760	$1,333

Net Income Per Diluted Common Share	$0.07	$0.12	$0.29	$0.26

Weighted Average Shares Outstanding - Diluted	7,142	6,058	6,910	5,893

MEDICAL TECHNOLOGY SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2004 AND 2003

(In Thousands)

ASSETS

	2204	2003

Current Assets:
Cash	$59	$395
Accounts Receivable, Net	6,712	4,756
Inventories, Net	4,032	3,080
Prepaids and Other	411	76
Deferred Tax Benefits	2,394	1,124

Total Current Assets	13,608	9,431
Property and Equipment, Net	3,888	3,023
Other Assets, Net	3,410	2,774
Deferred Tax Benefits	0	2,155

Total Assets	$20,906	$17,383

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current Maturities of Long-Term Debt	$546	$1,461
Accounts Payable and Accrued Liabilities	3,484	3,506

Total Current Liabilities	4,030	4,967
Long-Term Debt, Less Current Maturities	8,650	7,023

Total Liabilities	12,680	11,990

Stockholders' Equity:
Common Stock	47	44
Preferred Stock	1	1
Capital In Excess of Par Value	12,731	11,881
Accumulated Deficit	(4,225)	(6,205)
Treasury Stock	(328)	(328)

Total Stockholders' Equity	8,226	5,393

Total Liabilities and Stockholders' Equity	$20,906	$17,383